Exhibit 10.3

Employment Agreement

This Agreement is entered into as of April 30, 2007, by and between J. Wesley Fox (the “Employee”) and NephroGenex, Inc., a Delaware corporation (the “Company”).

1.        Duties and Scope of Employment.

(a)      Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Employee in the position of Chief Executive Officer or in such other position as the Company subsequently may assign to the Employee. The Employee shall report to the Company’s Board of Directors (the “Board”) or to such other person as the Board subsequently may determine. The Employee’s duties shall be determined from time to time by the Board.

(b)      Obligations to the Company. During his Employment, the Employee (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time.

(c)      No Conflicting Obligations. The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

(d)      Additional Representations. The Employee represents and warrants to the Company that he has not been debarred, and has not been convicted of a crime that could lead to disbarment, under the Generic Drug Enforcement Act and that he has not been debarred or excluded or otherwise made ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. §1320a (b(f)) or in any other governmental payment program.

2.       Cash and Incentive Compensation.

(a)      Salary. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $250,000 which will commence on April 1, 2007. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Salary.”)

(b)      Incentive Bonuses. The Employee shall be eligible to be considered for an annual incentive bonus which will be proposed by the Compensation Committee of the Board for Board approval. The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding. The Employee shall not be entitled to a bonus if he is not employed by the Company on the date when such bonus is payable. The Employee’s bonus for the year in which the Third Closing (as defined in that certain Series A Preferred Stock Purchase Agreement by and among the Company and the parties listed on Schedule A thereto, dated as of the date hereof (the “Purchase Agreement”)) occurs will be at least $100,000.

(c)      Stock Options. Subject to the approval of the Board or the Compensation Committee of the Board, the Company shall grant the Employee options to purchase a total of 669,454 shares of the Company’s Common Stock pursuant to the NephroGenex, Inc. 2005 Stock Option Plan as amended from time to time (the “Option Plan”). An initial option to purchase 176,978 shares of the Company’s Common Stock shall be granted as soon as reasonably practicable after the date of this Agreement. A second option to purchase 492,476 shares of the Company’s Common Stock shall be granted as soon as reasonably practicable after the Second Closing (as defined in the Purchase Agreement). The exercise price of such options shall be the fair market value of such stock on the date of grant. The term of such options shall be 10 years, subject to earlier expiration in the event of the termination of the Employee’s Employment. The grant of such options shall be subject to the other terms and conditions set forth in the Option Plan and in the Stock Option Agreement related to each grant; provided, however, that the vesting schedule, as provided more specifically in each Stock Option Agreement, will be: (i) 25% at the end of the first year, or immediately upon a termination without cause in the first year; (ii) the remainder vesting on a quarterly basis over the subsequent 3 years.

3.       Vacation and Employee Benefits. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time. During his Employment, the Employee shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. Until the Company implements a healthcare benefit plan, the Employee’s salary will be increased by $3,000 per month.

4.       Business Expenses. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5.       Term of Employment.

(a)      Termination of Employment. The Company may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee notice in writing. The Employee may terminate his Employment by giving the Company 30 days’ advance notice in writing. The Employee’s Employment shall

2

terminate automatically in the event of his death. The termination of the Employee’s Employment shall not limit or otherwise affect his obligations under Section 7.

(b)      Employment at Will. The Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the Employee’s Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

(c)      Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Employee’s Employment, the Employee shall only be entitled to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

6.       Termination Benefits.

(a)      Preconditions. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Employee:

(i)       Has executed a general release of all claims (in a form prescribed by the Company);

(ii)      Has returned all property of the Company in the Employee’s possession; and

(iii)      If requested by the Board, has resigned as a member of the Board and as a member of the Boards of Directors of all subsidiaries of the Company, to the extent applicable.

(b)      Severance Pay. If, during the term of this Agreement, the Company terminates the Employee’s Employment for any reason other than Cause or Permanent Disability, then the Company shall pay the Employee his Base Salary for a period of (i) 6 months following the termination of his Employment if such termination occurs prior to the closing of the Second Tranche; or (ii) 12 months following the termination of his Employment if such termination occurs after the closing of the Second Tranche (the “Continuation Period”). Such Base Salary shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures. However, the amount of the salary continuation payments under this Subsection (b) shall be reduced by the amount of any severance pay or pay in lieu of notice that the Employee receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act). The severance payments under this Subsection (b) shall in no event commence prior to the earliest date permitted by Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). If the commencement of such severance payments

3

must be delayed, as determined by the Company, then the deferred installments shall be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code.

(c)      Health Insurance. If Subsection (b) above applies, and if the Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and, if applicable, his dependents following the termination of his Employment, then the Company shall pay the employer portion of the monthly premium under COBRA for the Employee and, if applicable, such dependents until the earliest of (i) the close of the Continuation Period, (ii) the expiration of the Employee’s continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d)      Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i)       An unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)      A material breach by the Employee of any agreement between the Employee and the Company;

(iii)      A material failure by the Employee to comply with the Company’s written policies or rules;

(iv)     The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(v)      The Employee’s gross negligence or willful misconduct;

(vi)     A continuing failure by the Employee to perform assigned duties after receiving written notification of such failure from the Board;

(vii)    A failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation; or

(viii)    The Employee’s debarment, or conviction of a crime that could lead to disbarment, under the Generic Drug Enforcement Act or the Employee’s being debarred, excluded or otherwise made ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. §1320a (b(f)) or in any other governmental payment program.

(e)      Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean the Employee’s inability to perform the essential functions of the Employee’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

4

7.       Non-Solicitation and Non-Disclosure.

(a)      Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the second anniversary of the date when the Employee’s Employment terminated for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee’s own behalf or on behalf of any other person or entity) either (i) the employment of any employee or consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates.

(b)      Non-Disclosure. The Employee has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by this reference.

8.       Successors.

(a)      Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)      Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.       Arbitration. Any controversy or claim arising out of this Agreement and any and all claims relating to the Employee’s Employment with the Company shall be settled by final and binding arbitration. The arbitration shall take place in New York, New York or, at the Employee’s option, the County in which the Employee primarily worked when the arbitrable dispute or claim first arose. The arbitration shall be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding shall be confidential. The Employee and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. The Employee and the Company shall share the costs of arbitration equally. Each party shall be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 9 shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section 9 also shall not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either the Employee or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between the Employee and the Company).

5

10.     Miscellaneous Provisions.

(a)      Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by a nationally recognized overnight courier with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)      Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)      Whole Agreement. This Agreement supersedes the Employment Agreement by and between the Company and the Employee dated December 1, 2004. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d)      Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company shall not have a duty to design its compensation policies in a manner that minimizes the Employee’s tax liabilities, and the Employee shall not make any claim against the Company or the Board related to tax liabilities arising from the Employee’s compensation.

(e)      Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

6

(f)       No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g)      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7

IN WITNESS WHEREOF, each of the parties has executed this Employment Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ J. Wesley Fox
J. Wesley Fox

NephroGenex, Inc.

By	/s/ J. Wesley Fox

Title:	President and CEO